Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2021 RESULTS

New York, NY – May 6, 2021 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products today reported results for the first quarter of 2021.

Highlights

~~•~~	Net loss for the three months ended March 31, 2021 was $13.4 million, or $0.48 per diluted share, compared to net income of $33.0 million, or $1.12 per diluted share, in the first quarter of 2020.
•	Time charter equivalent (TCE) revenues(A) for the first quarter were $45.2 million, compared to $119.7 million for the first quarter of 2020.
•	Adjusted EBITDA(B) for the first quarter was $10.7 million, compared to $74.2 million for the first quarter of 2020.
•	Cash(C) was $172.4 million as of March 31, 2021; total liquidity was $212.4 million, including $40 million of undrawn revolver capacity, compared to $255.7 million as of December 31, 2020.
•	Paid a regular quarterly cash dividend of $0.06 per share in March 2021.
•	Announced a definitive merger agreement pursuant to which INSW will merge with Diamond S Shipping Inc. (NYSE: DSSI) in a stock-for-stock transaction, creating a 100-ship fleet.
•	Immediately prior to the closing of the merger, existing INSW shareholders are expected to receive a special dividend of approximately $1.10 per share.
•	Announced a contract to build three dual fuel LNG VLCCs at DSME shipyard in South Korea with seven-year time charters to Shell commencing at delivery in the first quarter of 2023.

“The first quarter was transformational for Seaways, as we took important steps to unlock shareholder value,” said Lois Zabrocky, INSW’s President and CEO. “We entered into an accretive merger that will combine two leading U.S.-based diversified tanker owners to create an industry bellwether with significantly enhanced scale and capabilities. Among the benefits of this transaction, we expect to double our net asset value, realize significant cost synergies, increase our equity market capitalization, all while maintaining one of the lowest net leverage ratios amongst our peers. During the quarter, we also capitalized on an opportunity to once again renew our fleet at a cyclical low point. With our agreement to build three LNG dual-fuel VLCCs for delivery in 2023, we will add state-of-the-art vessels to our fleet that will commence seven-year time charters to Shell upon delivery. In addition to the charters providing strong, stable cash flows with added upside, these highly efficient vessels offer significant environmental benefits and advance Seaways position at the forefront of sustainability initiatives in the maritime sector.”

Ms. Zabrocky continued, “We continue to demonstrate our commitment to the return of capital to shareholders as an important part of our capital allocation strategy, highlighted by the intention to pay a special dividend to INSW shareholders immediately prior to completing the merger. Going forward, and based on our strengthened commercial scale, we are in a strong position to take advantage of positive long-term tanker fundamentals and further create enduring value well into the future.”

Jeff Pribor, the Company’s CFO, added, “We entered 2021 with an all-time high cash position, which provided Seaways with a strong foundation for taking advantage of attractive strategic opportunities. Our success building a strong balance sheet continues to serve us well, and we remain committed to paying a quarterly dividend, while opportunistically executing on our share repurchase program. As of the end of the first quarter, we had ample total liquidity of approximately $212 million, and our net loan to value of 33% is one of the lowest among our tanker peers.”

First Quarter 2021 Results

Net loss for the first quarter of 2021 was $13.4 million, or $0.48 per diluted share, compared to net income of $33.0 million, or $1.12 per diluted share, for the first quarter of 2020. The decline in the first quarter primarily reflects significantly lower TCE revenues, which was partially offset by lower vessel expenses, charter hire expenses and interest expense. Decreased global oil production, drawdowns of sea- and shore-based inventories, and COVID-19’s continued negative impact on oil demand continue to place downward pressure on tanker day rates.

Consolidated TCE revenues for the first quarter were $45.2 million, compared to $119.7 million for the first quarter of 2020. Shipping revenues for the first quarter were $46.8 million, compared to $125.3 million for the first quarter of 2020.

Adjusted EBITDA for the first quarter was $10.7 million, compared to $74.2 million for the first quarter of 2020.

Crude Tankers

TCE revenues for the Crude Tankers segment were $35.9 million for the first quarter compared to $88.9 million for the first quarter of 2020. This decrease primarily resulted from the impact of lower average rates in the VLCC, Suezmax, Aframax and Panamax sectors, with average spot earnings declining to approximately $15,700, $12,200, $11,700 and $14,200 per day, respectively, aggregating approximately $53.5 million. Also contributing to the decline in TCE revenues was a $2.8 million decline in the Aframax fleet as a result of the sales of two older Aframaxes in 2020. Partially offsetting these decreases was the impact of a 120-day increase in VLCC revenue days, aggregating $7.4 million, which was primarily the result of 313 fewer drydock repair and other off-hire days in the first quarter of 2021. In the prior year’s quarter the Company’s VLCCs were out of service for 305 days to have scrubbers installed, and 53 days relating to the detention of the Seaways Mulan by Indonesian authorities. This increase was offset in part by the impact of the sales of two older VLCCs during 2020, including the Seaways Mulan. Shipping revenues for the Crude Tankers segment were $37.5 million for the first quarter compared to $93.7 million for the first quarter of 2020.

Product Carriers

TCE revenues for the Product Carriers segment were $9.2 million for the first quarter, compared to $30.9 million for the first quarter of 2020. The decrease is primarily attributable to lower period-over-period average daily blended rates earned by the LR2, LR1 and MR fleets, which accounted for a decrease in TCE revenues of approximately $14.6 million. Average spot rates fell during the first quarter of 2021 to approximately $12,900 and $7,400, respectively for the LR1 and MR fleets. In addition, fewer revenue days in the LR1 and MR fleets during the first quarter due to LR1s being off-hire for scheduled drydocks and a decrease in the MR fleet, primarily resulting from the redeliveries of three chartered-in MRs between March 2020 and July 2020, contributed an aggregate decrease in TCE revenues of approximately $7.0 million. Shipping revenues for the Product Carriers segment were $9.2 million for the first quarter of 2021, compared to $31.7 million for the first quarter of 2020.

Announced Merger with Diamond S Shipping

On March 30, 2021, the Company announced a definitive merger agreement pursuant to which INSW will merge with Diamond S Shipping Inc. (“Diamond S”) in a stock-for-stock transaction. Subsequent to the merger, INSW and Diamond S shareholders will own approximately 55.75% and 44.25% of the combined company, respectively. Prior to the effective date of the merger, INSW is expected to pay a special dividend to its shareholders in an aggregate amount equal to $31.5 million, which special dividend will not result in a change to the above ownership split.

Following the transaction, the senior management and Chairman of INSW will remain in their current roles and lead the combined company and the board of directors of the combined company will be comprised of seven representatives designated by the board of directors of INSW and three representatives designated by the board of directors of Diamond S.

The merger of Diamond S with INSW unites two companies with long-term customer relationships, similar cultures, and complementary positions in key tanker sectors. The merger is expected to enhance INSW’s capabilities in both the crude and product markets and create “power alleys” for INSW in the large crude—VLCC and Suezmax—and LR1/Panamax and MR markets. The merger will create the second largest U.S.-listed tanker company by vessel count and the third largest by deadweight (“dwt”). On a pro forma basis, the combined company will have 100 vessels, shipping revenues of over $1 billion, over 2,200 employees, and an enterprise value of approximately $2 billion.

Constructing Three Dual Fuel VLCC Newbuildings

During the quarter, the Company contracted to build three dual fuel LNG VLCCs at DSME shipyard in South Korea. The three ships, upon delivery in the first quarter of 2023, will be time chartered to Shell for a period of seven years at a rate that consists of an attractive base rate plus profit sharing.

Conference Call

The Company will host a conference call to discuss its first quarter 2021 results at 10:00 a.m. Eastern Time (“ET”) on Thursday, May 6, 2021. To access the call, participants should dial (833) 329-1696 for domestic callers and (639) 380-0031 for international callers and entering Conference ID 7891019. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available starting at 1:00 p.m. ET on Thursday, May 6, 2021 through 11:59 p.m. ET on Thursday, May 13, 2021 by dialing (800) 585-8367 for domestic callers and (416) 621-4642 for international callers, and entering Conference ID 7891019.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 36 vessels, including 11 VLCCs, two Suezmaxes, four Aframaxes/LR2s, 13 Panamaxes/LR1s and 4 MR tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s planned merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2020 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, the Company’s Registration Statement on Form S-4 dated May 5, 2021 and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$24,659	$101,209
Time and bareboat charter revenues	14,698	8,604
Voyage charter revenues	7,399	15,524
Total Shipping Revenues	46,756	125,337

Operating Expenses:
Voyage expenses	1,587	5,606
Vessel expenses	26,327	32,960
Charter hire expenses	5,741	10,231
Depreciation and amortization	16,754	18,267
General and administrative	8,140	7,434
Provision for credit losses, net	41	62
Third-party debt modification fees	-	232
Loss/(gain) on disposal of vessels and other property	11	(2,804)
Total operating expenses	58,601	71,988
(Loss)/income from vessel operations	(11,845)	53,349
Equity in income of affiliated companies	5,468	5,111
Operating (loss)/income	(6,377)	58,460
Other income/(expense)	292	(13,432)
(Loss)/income before interest expense and income taxes	(6,085)	45,028
Interest expense	(7,280)	(12,009)
(Loss)/income before income taxes	(13,365)	33,019
Income tax provision	-	-
Net (loss)/Income	$(13,365)	$33,019

Weighted Average Number of Common Shares Outstanding:
Basic	28,023,815	29,154,639
Diluted	28,023,815	29,348,393

Per Share Amounts:
Basic net (loss)/income per share	$(0.48)	$1.13
Diluted net (loss)/income per share	$(0.48)	$1.12

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2021	2020
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$156,178	$199,390
Voyage receivables	46,102	43,362
Other receivables	7,469	4,479
Inventories	2,271	3,601
Prepaid expenses and other current assets	9,380	6,002
Total Current Assets	221,400	256,834

Restricted Cash	16,223	16,287
Vessels and other property, less accumulated depreciation	1,097,853	1,108,214
Deferred drydock expenditures, net	38,150	36,334
Total Vessels, Deferred Drydock and Other Property	1,136,003	1,144,548
Operating lease right-of-use assets	19,157	21,588
Investments in and advances to affiliated companies	144,770	141,924
Long-term derivative assets	8,642	2,129
Other assets	5,857	3,229
Total Assets	$1,552,052	$1,586,539

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$24,547	$34,425
Current portion of operating lease liabilities	7,781	8,867
Current installments of long-term debt	61,483	61,483
Current portion of derivative liabilities	3,916	4,121
Total Current Liabilities	97,727	108,896
Long-term operating lease liabilities	8,916	10,253
Long-term debt	459,451	474,332
Long-term derivative liabilities	4,066	6,155
Other liabilities	14,129	14,861
Total Liabilities	584,289	614,497

Equity:
Total Equity	967,763	972,042
Total Liabilities and Equity	$1,552,052	$1,586,539

Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)/income	$(13,365)	$33,019
Items included in net (loss)/income not affecting cash flows:
Depreciation and amortization	16,754	18,267
Amortization of debt discount and other deferred financing costs	540	983
Deferred financing costs write-off	-	12,501
Stock compensation	1,037	1,206
Earnings of affiliated companies	(5,468)	(3,851)
Change in fair value of interest rate collar recorded through earnings	-	1,271
Writeoff of registration statement costs	694	-
Other – net	425	293
Items included in net (loss)/income related to investing and financing activities:
Loss/(gain) on disposal of vessels and other property, net	11	(2,804)
Loss on extinguishment of debt	-	992
Cash distributions from affiliated companies	2,825	3,250
Payments for drydocking	(8,594)	(7,565)
Insurance claims proceeds related to vessel operations	528	239
Changes in operating assets and liabilities	(16,393)	(19,483)
Net cash (used in)/provided by operating activities	(21,006)	38,318
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(3,281)	(28,914)
Proceeds from disposal of vessels and other property, net	(11)	13,601
Expenditures for other property	(179)	(208)
Investments in and advances to affiliated companies, net	54	364
Net cash used in investing activities	(3,417)	(15,157)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	-	362,989
Extinguishment of debt	-	(382,699)
Payments on debt	(15,371)	(30,895)
Cash payments on derivatives containing other-than-insignificant financing element	(1,312)	-
Cash dividends paid	(1,681)	(1,729)
Repurchases of common stock	-	(10,012)
Cash paid to tax authority upon vesting of stock-based compensation	(489)	(705)
Other – net	-	(26)
Net cash used in financing activities	(18,853)	(63,077)
Net decrease in cash, cash equivalents and restricted cash	(43,276)	(39,916)
Cash, cash equivalents and restricted cash at beginning of year	215,677	150,243
Cash, cash equivalents and restricted cash at end of period	$172,401	$110,327

Spot and Fixed TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2021 and the comparable period of 2020. Revenue days in the quarter ended March 31, 2021 totaled 2,809 compared with 3,115 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $620 and $678 per day for the three months ended March 31, 2021 and 2020, respectively.

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$15,721	$47,438		$63,754	$-
Number of Revenue Days	759	155	914	793	-	793
Suezmax
Average TCE Rate	$12,215	$-		$42,836	$-
Number of Revenue Days	180	-	180	182	-	182
Aframax
Average TCE Rate	$11,665	$-		$31,649	$-
Number of Revenue Days	270	-	270	361	-	361
Panamax
Average TCE Rate	$14,172	$10,688		$42,071	$15,900
Number of Revenue Days	90	516	606	91	539	630
Total Crude Tankers Revenue Days	1,299	671	1,970	1,427	539	1,966
Product Carriers
LR2
Average TCE Rate	$-	$17,780		$28,799	$-
Number of Revenue Days	-	90	90	91	-	91
LR1
Average TCE Rate	$12,860	$-		$38,644	$-
Number of Revenue Days	374	-	374	487	-	487
MR
Average TCE Rate	$7,449	$-		$20,719	$-
Number of Revenue Days	375	-	375	571	-	571
Total Product Carriers Revenue Days	749	90	839	1,149	-	1,149
Total Revenue Days	2,048	761	2,809	2,576	539	3,115

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

Fleet Information

As of March 31, 2021, INSW’s fleet totaled 39 vessels, including 3 newbuilds and 36 operating vessels, of which 31 were owned, 3 were chartered in, and 2 FSOs were held through joint ventures.

	Vessels Owned		Vessels Chartered-in		Total at March 31, 2021
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	11	11.0	-	-	11	11.0	3,310,732
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	1	1.0	2	2.0	3	3.0	338,686
Panamax	7	7.0	-	-	7	7.0	487,365
Crude Tankers	23	22.0	2	2.0	25	24.0	5,317,693

LR2	1	1.00	-	-	1	1.0	112,691
LR1	5	5.00	1	1.0	6	6.0	443,077
MR	4	4.00	-	-	4	4.0	201,225
Product Carriers	10	10.00	1	1.0	11	11.0	756,993

Total Operating Fleet	33	32.0	3	3.0	36	35.0	6,074,686

Newbuild Fleet
VLCC	3	3.0	-	-	3	3.0	900,000

Total Newbuild Fleet	3	3.0	-	-	3	3.0	900,000

Total Operating and Newbuild Fleet	36	35.0	3	3.0	39	38.0	6,974,686

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2021	2020
Time charter equivalent revenues	$45,169	$119,731
Add: Voyage expenses	1,587	5,606
Shipping revenues	$46,756	$125,337

(B) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2021	2020
Net (loss)/income	$(13,365)	$33,019
Income tax provision	-	-
Interest expense	7,280	12,009
Depreciation and amortization	16,754	18,267
EBITDA	10,669	63,295
Third-party debt modification fees	-	232
Loss/(gain) on disposal of vessels and other property	11	(2,804)
Write-off of deferred financing costs	-	12,501
Loss on extinguishment of debt	-	992
Adjusted EBITDA	$10,680	$74,216

(C) Total Cash

	March 31,	December 31,
($ in thousands)	2021	2020
Cash and cash equivalents	$156,178	$199,390
Restricted cash	16,223	16,287
Total Cash	$172,401	$215,677